EXHIBIT 10.13
BROADSOFT 2013 EXECUTIVE ANNUAL BONUS PLAN
PLAN DOCUMENT

Purpose:
Short-term incentives (annual variable pay) serve to align Company and individual organizational objectives and personal performance. The objectives of the BroadSoft 2013 Executive Annual Bonus Plan are as follows:

•	Align individual performance with BroadSoft’s initiatives, objectives and goals for the coming year;

•	Reward employees when criteria for earning a bonus are met and goals are obtained; and

•	Provide employees with the opportunity to earn incentive pay based on the employee’s level of performance and associated contribution to BroadSoft and on achievement of corporate performance goals.

Plan Name:
BroadSoft 2013 Executive Annual Bonus Plan (“the Plan”)

Effective Date:
The Plan is effective as of January 1, 2013 for calendar year 2013.

Criteria for Earning a Bonus:

Eligibility:
The Plan only applies to those executive employees who are notified in writing by the Company that they are eligible to receive an annual bonus under the Plan.

Participation:
Newly eligible employees begin participating in the Plan during the calendar year in which they become eligible. Overall awards will be prorated based upon active employment with BroadSoft and the date on which eligibility begins. Unless otherwise expressly specified in writing, Employees hired after September 30, 2013, are not eligible to earn a bonus under the Plan for the 2013 plan year.

Services:
Employees must actively perform services for BroadSoft from January 1, 2013 (or the date of hire for new employees) through the date bonuses are paid to earn a bonus. Performance of services is a criteria for earning a bonus, not simply a condition of payment. No bonus payments, prorated or otherwise, can be earned if an employee is terminated or resigns for any reason prior to the date on which annual bonuses are paid.

Award Opportunities:
Each eligible plan participant will be assigned a target award opportunity, which will be communicated at the beginning of the plan year or when they become eligible to participate in the Plan as specified herein. The target award represents the level of bonus payment the participant may earn in the event the criteria for earning a bonus and individual and corporate performance are achieved.

Performance Measurement:
Near the beginning of each calendar year, senior management will establish and communicate to each plan participant the corporate performance objectives for BroadSoft.  The goals and key performance factors for BroadSoft will be developed by management and approved by the Compensation Committee of the BroadSoft Board of Directors.

In addition, the participant and his or her supervisor shall work cooperatively to establish personal objectives for 2013. A key performance objective for all plan participants shall be compliance with BroadSoft’s general performance and conduct standards, taking into account the nature and extent of any performance or conduct problems during the Bonus Plan year and whether or not they have been successfully addressed.

After the end of the calendar year, overall performance against the corporate performance goals and a participant’s overall personal performance including his or her achievement of personal objectives and performance ratings, will be assessed and the resulting incentive amounts that may be earned if the criteria for earning a bonus are met will be calculated as outlined below. The Company, in its sole discretion, will determine the extent to which the Company has achieved its corporate performance objectives and the participant’s overall personal performance upon which the annual bonus will be based.

Funding of the Bonus Pool

A bonus pool will be established as follows:
The funding for the bonus pool will be based on the following percentages:

Executive Plan
Revenue: 70% of the target award opportunity for all executive employees entitled to participate in the Plan in the event the Company achieves its 2013 consolidated revenue goal specified below.
Non-GAAP Operating Income 30% of the target award opportunity for all executive employees entitled to participate in the Plan in the event the Company achieves its non-GAAP operating income goal specified below.

The Company’s 2013 revenue and non-GAAP operating income objectives for the bonus pool funding are as follows:

Revenue

•	If the Company has 2013 consolidated revenue of $190 million or more, 100% of this component shall be deemed achieved.

•	If the Company has 2013 consolidated revenue of $185 million, 80% of this component shall be deemed achieved.

•	Bonus funding will be pro-rated for 2013 if the Company has 2013 consolidated revenue between $185 million and $190 million.

•	No bonus shall be funded under this component if the Company has 2013 consolidated revenues below $185 million.

•
In the event that the Company’s revenue for the year exceeds $190 million, 5% of such revenue greater than $190 million will be paid in bonuses to the executive team including the Company’s three executive officers, with the actual bonus per executive team member determined by the Compensation Committee.

Non-GAAP Operating Income

•	If the Company’s non-GAAP operating income for calendar year 2013 is $43.064 million or more, 100% of this component shall be deemed achieved.

•	If the Company’s non-GAAP operating income for calendar year 2013 is $38.064 million, 80% of this component shall be deemed achieved.

•	Bonus funding will be pro-rated for 2013 if the Company’s non-GAAP operating income for calendar year 2013 is between $38.064 million and $43.064 million.

•	No bonus shall be funded under this component if the Company’s non-GAAP operating income for calendar year 2013 is less than $38.064 million.

For purposes of the Plan, non-GAAP operating income shall mean operating income calculated in accordance with General Accepted Accounting Principles plus stock-based compensation expense and amortization of acquired intangibles assets.

Bonus Process
Once all performance measures have been calculated, the final bonus pools will be established. Each department head will receive a bonus pool equal to the funded portion of the target award opportunity (calculated as specified above) for all eligible plan participants within their department. Each department head shall allocate the bonus pool to eligible plan participants, with reference to such participant’s target award opportunity and the department head’s assessment of such participant’s personal performance, including his or her achievement of personal performance objectives, performance rating and peer review feedback and associated contribution to BroadSoft. If the Company meets its performance objectives as outlined above, actual bonus awards may be higher than target for plan participants where the Company believes their accomplishments during the year justify special recognition. On the other hand, actual bonus awards can also be lower than target even if an eligible plan participant meets performance expectations and the Company meets its performance objectives as outlined in the Plan.

All department heads must stay within the funded bonus pool allocated for their departments. No exceptions will be made.

Award Payouts:
Payouts of awards under the Plan will be made in cash as soon as practical after year-end financials are available and completion of performance reviews (subject to applicable taxes and withholdings).

Governance:
Executive Management, Human Resources and the Compensation Committee of the BroadSoft Board of Directors will be responsible for the administration and governance of the Plan. The decisions of the Company and/or the Compensation Committee shall be conclusive and binding on all participants.

Amendment, Modification or Termination of Plan:

The Company reserves the right to modify any of the provision of the Plan at any time with ten (10) days written notice. The Plan may be modified only in writing signed by the CEO or CFO.

The Plan supersedes all prior bonus programs of the Company and all other previous oral or written statements regarding the subject matter hereof.